FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2007 THIRD QUARTER AND
NINE MONTH FINANCIAL RESULTS
- - -

Sales increase 27%; Operating Income up 19%; Backlog at Record Level

ROSELAND, NJ – October 25, 2007 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the third quarter and nine months ended September 30, 2007. The highlights are as follows:

Third Quarter 2007 Operating Highlights

•	Net sales for the third quarter of 2007 increased 27% to $396.3 million from $311.8 million in the third quarter of 2006.

•	Operating income in the third quarter of 2007 increased 19% to $44.5 million from $37.3 million in the third quarter of 2006.

•	Net earnings for the third quarter of 2007 increased 24% to $25.2 million, or $0.56 per diluted share, from $20.4 million, or $0.46 per diluted share, in the third quarter of 2006.

Nine Months 2007 Operating Highlights

•	Net sales for the first nine months of 2007 increased 21% to $1,094.5 million from $904.0 million in the first nine months of 2006.

•	Operating income in the first nine months of 2007 increased 24% to $118.0 million from $94.9 million in the first nine months of 2006.

•	Net earnings for the first nine months of 2007 increased 23% to $66.1 million, or $1.47 per diluted share, from $53.7 million, or $1.21 per diluted share, in the first nine months of 2006. Net earnings for the first nine months of 2006 were favorably impacted by a lower effective tax rate resulting from one-time tax benefits of $3.6 million.

•	New orders received in the first nine months of 2007 were $1,433.9 million, up 47% compared to the first nine months of 2006. At September 30, 2007, our record high backlog was $1,376.8 million, up 57% from $875.5 million at December 31, 2006.

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“We are pleased to report increased sales and operating income for the third quarter of 2007,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. Our solid operating income performance in the third quarter was led by our Metal Treatment and Flow Control segments, which experienced organic operating income growth of 21% and 3%, respectively, over the prior year period. From a market perspective, our commercial sales continue to be strong with 20% overall organic sales growth in the third quarter of 2007, driven primarily by organic growth of 51% in the oil and gas market and 14% in the commercial aerospace market. Our record backlog is a clear indication of the success of our products and programs and provides great momentum for the remainder of 2007 and heading into 2008. We are excited about our recently signed contract with Westinghouse for the AP1000 nuclear reactors in China, where we will be supplying our advanced reactor coolant pumps. This effort solidifies our leadership in this new advanced nuclear plant design. We continue to invest in a number of military and commercial development programs and we expect these investments to provide future growth opportunities and improved profitability. Additionally, we anticipate higher operating margins in the fourth quarter of 2007 as a result of higher sales volume in both of our military and commercial businesses.”

Sales

Sales growth for the Corporation in the third quarter of 2007 was primarily driven by solid organic growth and contributions from our 2007 and 2006 acquisitions as compared to the prior year period. Overall organic sales growth was 12% for the third quarter 2007 over the prior year period. All of our operating segments contributed to the organic sales growth in the third quarter of 2007, primarily due to strengths in the commercial markets. In the third quarter of 2007, acquisitions made since June 30, 2006 contributed $48.1 million in incremental sales over the prior year period.

In our base businesses, higher sales from our Flow Control segment to the oil and gas and power generation markets, higher sales from our Motion Control segment to defense markets and the commercial aerospace market, and higher sales from our Metal Treatment segment to the commercial aerospace and automotive markets all contributed to the quarterly organic sales growth. In addition, foreign currency translation positively impacted sales by $4.1 million for the third quarter of 2007, as compared to the prior year period.

Operating Income

Operating income for the Corporation for the third quarter of 2007 increased 19% over the prior year period. The organic operating income growth for the third quarter of 2007 was 8%, led by our Metal Treatment and Flow Control segments, which experienced solid organic growth of 21% and 3%, respectively, over the prior year period. The organic operating income for our Motion Control segment decreased 4%, mainly due to less favorable sales mix resulting from reduced spares sales and increased development work. Our consolidated operating margin in the third quarter of 2007 decreased as compared to the prior year period mainly due to sales mix, increased research and development expenses, and our acquisitions which typically have lower margins initially than our base businesses. Non-segment operating expense improved $1.0 million primarily due to lower unallocated medical costs under the Company’s self-insured medical insurance plan. In addition, foreign currency translation unfavorably impacted operating income by $0.2 million for the third quarter 2007, compared to the prior year period.

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Net Earnings

Net earnings increased 24% for the third quarter of 2007 over the comparable prior year period. Operating income from our business segments increased $6.3 million for the third quarter of 2007 over the prior year period. Our effective tax rate for the third quarter of 2007 was 32.0% versus 35.4% for the third quarter of 2006. The lower tax rate was mainly due to final return to provision adjustments. Interest expense for the third quarter of 2007 increased due to higher debt levels resulting from our recent acquisitions and slightly higher interest rates, as compared to the prior year period.

Cash Flow

Net cash provided by operating activities for the first nine months of 2007 was $47 million, an improvement from the $25 million in the first nine months of 2006. Our 2007 free cash flow, defined as cash flow from operations less capital expenditures, was $11 million for the first nine months of 2007, as compared to a loss of ($3) million in the first nine months of 2006. Our Flow Control and Metal Treatment segments drove the improved results. The improved cash flow resulted primarily from higher advance payments received in 2007 for the AP1000 program. Higher earnings were offset by higher inventory and receivables year-over-year.

Segment Performance

Flow Control – Sales for the third quarter of 2007 were $190.8 million, up 47% over the comparable period last year due to solid organic growth and the contribution from the 2006 and 2007 acquisitions. Organic sales growth was 12% in the third quarter of 2007 over the comparable prior year period. This organic sales growth was due to higher sales to the oil and gas market, led by increased demand for coker valve products, as well as strong sales of other products and services within the market. In addition, higher commercial nuclear power sales were driven by the timing of customer maintenance and replacement schedules and the addition of new teaming partners. In the third quarter of 2007, acquisitions made since June 30, 2006 contributed $45.7 million in incremental sales over the comparable prior year period. Sales of this segment were positively affected by foreign currency translation of $0.3 million in the third quarter of 2007 compared to the prior year period.

Operating income for this segment increased 34% in the third quarter of 2007 over the comparable prior year period. This segment’s organic operating income increased 3% in the third quarter of 2007 mainly due to higher sales volume and improved operating performance resulting from our businesses that were consolidated in 2006. These items were partially offset by higher research and development costs, mainly within our commercial nuclear power market. This segment continues to invest in development programs, which have an adverse impact on the margins in the short-term, but should provide good growth opportunities in the future. In the third quarter of 2007, acquisitions made since June 30, 2006 contributed $4.3 million in incremental operating income over the comparable prior year period. Operating income of this segment was unfavorably affected by foreign currency translation of $0.1 million in the third quarter of 2007 compared to the prior year period.

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Motion Control – Sales for the third quarter of 2007 of $142.5 million increased 13% over the comparable period last year. This improvement was due primarily to organic sales growth of 12% and the contribution from our 2007 acquisition of $2.4 million in the third quarter of 2007. The organic sales growth was driven by higher sales of actuator and sensor products to the commercial aerospace market and increased sales of embedded computing and marine defense products to the defense markets. Sales of this segment were favorably affected by foreign currency translation of $1.9 million in the third quarter of 2007 compared to the prior year period.

Operating income for this segment decreased 4% for the third quarter of 2007 over the comparable prior year period. The reduction in operating income was primarily due to higher sales of lower margin new business, lower sales of higher margin military spares, increased research and development costs within our embedded computing business, and the negative impact of foreign currency translation, which unfavorably affected operating income by $0.8 million in the third quarter of 2007 compared to the prior year period.

Metal Treatment – Sales for the third quarter of 2007 of $62.9 million were 12% higher than the comparable period last year, all growth being organic. The organic sales growth was driven by higher global shot peening revenues primarily in the commercial aerospace market along with strong demand in the specialty coatings business from the commercial aerospace and automotive markets. Sales of this segment were favorably affected by foreign currency translation of $1.9 million in the third quarter of 2007 compared to the prior year period.

Operating income increased 21% for the third quarter of 2007 as compared to the prior year period, primarily as a result of the higher sales volume. Operating income of this segment was favorably affected by foreign currency translation of $0.7 million in the third quarter of 2007 compared to the prior year period.

Mr. Benante concluded, “We are updating our guidance for the full year 2007. We expect our revenues to be in the range of $1.56 billion to $1.58 billion; operating income in the range of $176 million to $183 million; and fully diluted earnings per share in the range of $2.14 to $2.24. In addition, we are also updating our free cash flow guidance to a range of $75 million to $85 million to reflect the commencement of the AP1000 program.”

“In 2007, we should once again demonstrate our ability to generate long-term shareholder value by growing our sales and earnings. Our historical performance demonstrates our ability to execute our strategy and achieve our financial targets. Our solid performance in the first nine months of 2007 continues this trend. We expect the fourth quarter of 2007 to be strong as many of our defense programs ramp up, our commercial markets continue to strengthen, and we realize additional benefits of our integration and cost control efforts. We continue to experience increased demand for our new technologies, many of which are only at the beginning of their life cycles, which should provide strong returns to our shareholders into the future. Our diversification strategy, the continued successful integration of our acquisitions, and ongoing emphasis on advanced technologies should continue to generate growth opportunities in each of our three business segments in 2007 and beyond.”

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The Company will host a conference call to discuss the third quarter 2007 results at 10:00 A.M. EST Friday, October 26, 2007. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

Curtiss-Wright Corporation, Page 6

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		Change	September 30,		Change
	2007	2006	%	2007	2006	%

Net sales	$396,268	$311,801	27.1%	$1,094,453	$903,988	21.1%
Cost of sales	266,448	205,783	29.5%	735,223	600,356	22.5%
Gross profit	129,820	106,018	22.5%	359,230	303,632	18.3%

Research & development expenses	12,655	7,227	75.1%	35,481	28,531	24.4%
Selling expenses	23,789	19,382	22.7%	66,392	57,004	16.5%
General and administrative expenses	48,727	41,885	16.3%	138,833	122,788	13.1%
Environmental remediation & administrative
expenses, net	161	273	(41.0%)	485	362	34.0%

Operating income	44,488	37,251	19.4%	118,039	94,947	24.3%

Other income, net	231	(18)	(1383.3%)	1,581	295	435.9%
Interest expense	(7,712)	(5,721)	34.8%	(18,916)	(17,103)	10.6%

Earnings before income taxes	37,007	31,512	17.4%	100,704	78,139	28.9%
Provision for income taxes	11,832	11,156	6.1%	34,635	24,413	41.9%

Net earnings	$25,175	$20,356	23.7%	$66,069	$53,726	23.0%

Basic earnings per share	$0.57	$0.46		$1.49	$1.23
Diluted earnings per share	$0.56	$0.46		$1.47	$1.21

Dividends per share	$0.06	$0.06		$0.18	$0.18

Weighted average shares outstanding:
Basic	44,413	43,903		44,285	43,779
Diluted	45,102	44,338		44,925	44,254

Curtiss-Wright Corporation, Page 7

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,	Change
	2007	2006	$	%
Assets
Current Assets:
Cash and cash equivalents	$59,347	$124,517	$(65,170)	(52.3%)
Receivables, net	369,838	284,774	85,064	29.9%
Inventories, net	251,005	161,528	89,477	55.4%
Deferred income taxes	26,863	32,485	(5,622)	(17.3%)
Other current assets	20,112	19,341	771	4.0%
Total current assets	727,165	622,645	104,520	16.8%
Property, plant, & equipment, net	320,818	296,652	24,166	8.1%
Prepaid pension costs	56,113	92,262	(36,149)	(39.2%)
Goodwill, net	587,238	411,101	176,137	42.8%
Other intangible assets, net	226,317	158,080	68,237	43.2%
Other assets	15,184	11,416	3,768	33.0%

Total Assets	$1,932,835	$1,592,156	$340,679	21.4%

Liabilities
Current Liabilities:
Short-term debt	$902	$5,874	$(4,972)	(84.6%)
Accounts payable	108,650	96,023	12,627	13.1%
Accrued expenses	89,584	81,532	8,052	9.9%
Income taxes payable	4,016	23,003	(18,987)	(82.5%)
Deferred revenue	104,392	57,305	47,087	82.2%
Other current liabilities	35,830	28,388	7,442	26.2%
Total current liabilities	343,374	292,125	51,249	17.5%
Long-term debt	571,986	359,000	212,986	59.3%
Deferred income taxes	58,808	57,055	1,753	3.1%
Accrued pension & other postretirement benefit costs	38,765	71,006	(32,241)	(45.4%)
Long-term portion of environmental reserves	18,777	21,220	(2,443)	(11.5%)
Other liabilities	37,468	29,676	7,792	26.3%
Total Liabilities	1,069,178	830,082	239,096	28.8%

Stockholders' Equity
Common stock, $1 par value	47,715	47,533	182	0.4%
Additional paid in capital	78,604	69,887	8,717	12.5%
Retained earnings	772,710	716,030	56,680	7.9%
Accumulated other comprehensive income	83,985	55,806	28,179	50.5%
	983,014	889,256	93,758	10.5%
Less: cost of treasury stock	119,357	127,182	(7,825)	(6.2%)

Total Stockholders' Equity	863,657	762,074	101,583	13.3%

Total Liabilities and Stockholders' Equity	$1,932,835	$1,592,156	$340,679	21.4%

Curtiss-Wright Corporation, Page 8

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2007	2006	Change	2007	2006	Change
Sales:
Flow Control	$190,811	$129,819	47.0%	$491,702	$380,277	29.3%
Motion Control	142,524	125,639	13.4%	412,730	356,496	15.8%
Metal Treatment	62,933	56,343	11.7%	190,021	167,215	13.6%

Total Sales	$396,268	$311,801	27.1%	$1,094,453	$903,988	21.1%

Operating Income:
Flow Control	$18,733	$14,014	33.7%	$38,758	$36,901	5.0%
Motion Control	14,756	15,310	(3.6%)	43,626	33,436	30.5%
Metal Treatment	12,597	10,448	20.6%	38,554	31,630	21.9%

Total Segments	46,086	39,772	15.9%	$120,938	$101,967	18.6%
Corporate & Other	(1,598)	(2,521)	(36.6%)	(2,899)	(7,020)	(58.7%)

Total Operating Income	$44,488	$37,251	19.4%	$118,039	$94,947	24.3%

Operating Margins:
Flow Control	9.8%	10.8%		7.9%	9.7%
Motion Control	10.4%	12.2%		10.6%	9.4%
Metal Treatment	20.0%	18.5%		20.3%	18.9%
Total Curtiss-Wright	11.2%	11.9%		10.8%	10.5%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net Cash Provided by Operating	$(6,365)	$24,241	$46,739	$25,263
Activities
Capital Expenditures	(11,518)	(10,789)	(35,496)	(27,926)
Free Cash Flow (1)	$(17,883)	$13,452	$11,243	$(2,663)
Cash Conversion (1)	(71%)	66%	17%	(5%)

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

About Curtiss-Wright

Curtiss-Wright Corporation, Page 10

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 7,300 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on t hese forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com